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                                                                    Exhibit 9(c)




                                  AMENDMENT TO
                            TRANSFER AGENCY AGREEMENT


         This Amendment is made as of October 1, 1998, between Performance Funds Trust, (the "Trust"), BISYS Fund Services, Inc. and BISYS Fund Services Ohio, Inc. The parties hereby amend the Transfer Agency Agreement (the "Agreement") between the Trust and BISYS Fund Services, Inc., dated as of October 1, 1996, as set forth below.

         WHEREAS, the parties hereto wish to substitute BISYS Fund Services Ohio, Inc. for BISYS Fund Services, Inc. as the Transfer Agent under the Agreement;

         WHEREAS, the parties hereto wish to modify Section 5 of the Agreement entitled "Term," and

         WHEREAS, the parties wish to modify the fee schedule set forth in Schedule B to the Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual premises and covenants herein set forth, the parties agree as follows:

         1. Capitalized terms not otherwise defined herein shall have the same meaning as in the Agreement.

         2. BISYS Fund Services Ohio, Inc. ("BISYS") shall replace BISYS Fund Services, Inc. as the transfer agent under the Agreement.

         3. Section 5 of the Agreement shall be amended by replacing the first sentence of such section with the following:

                           The initial term of this Agreement (the "Initial Term") shall be for a period commencing on the date this Agreement is executed by both parties and ending on September 30, 2003.

         4. Schedule B to the Agreement shall be amended by replacing the first paragraph with the following:

                           Effective as of October 1, 1998, BISYS shall receive an account maintenance fee of $15.00 per year for each account which is in existence at any time during the month for which payment is made, such fee to be paid in equal monthly installments. BISYS shall be entitled to this account maintenance fee on all accounts maintained in its records during the year, including those accounts which have a zero


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                           balance during any portion of the year. In addition
                           to the above-referenced account maintenance fee, BISYS shall be entitled to receive an annual fee of $7,000 per each class per Fund.

         5. This Amendment may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

         6. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

                                        PERFORMANCE FUNDS TRUST


                                        By: __________________________________

                                        Title:________________________________


                                        BISYS FUND SERVICES, INC.


                                        By: __________________________________

                                        Title:________________________________


                                        BISYS FUND SERVICES OHIO, INC.


                                        By: __________________________________

                                        Title:________________________________



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